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                                                       EXHIBIT A


Names, positions, corporate affiliations and business addresses of individuals who may act during 1999, 2000, and 2001 in matters included within the exemption provided by paragraph (b) of Rule 71:

Connecticut Yankee Atomic Power Company

Thomas W. Bennet
Vice President, Treasurer, and CFO of
Connecticut Yankee Atomic Power Company and
Yankee Atomic Power Company
580 Main Street
Bolton, MA 01740

Donald K. Davis
Chairman, President, and CEO of
Connecticut Yankee Atomic Power Company and
Yankee Atomic Power Company
580 Main Street
Bolton, MA 01740



The duties of each of the above-listed individuals may require, among other things, such appearances as may be necessary before the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and, possibly on rare occasions, Congress, or the staff of the Commissions or Congress, to present or discuss matters affecting the New England Electric System companies. The time devoted to such activities represents only a small fraction of the time devoted to the duties of their above-listed positions.